Allion Healthcare, Inc. 1660 Walt Whitman Road, Suite 105 Melville, NY 11747 Tel: (631) 547-6520

Allion Healthcare Reports First Quarter 2008 Results

•	Net sales for the quarter increased 10.7% to a record $65.3 million
•	Announces Opening of New Pharmacy in Seattle with Lifelong Aids Alliance
•	Announces settlement of Oris Litigation

MELVILLE, NY – May 8, 2008 – Allion Healthcare (NASDAQ: ALLI) today announced financial results for the three months ended March 31, 2008.

Financial Summary of Results

Net sales for the first quarter 2008 increased 10.7% to a record $65.3 million, compared to $59 million reported during the first quarter of 2007.  The strong net sales were primarily driven by higher prescription sales in California, which increased 14% over the same period in 2007.  Gross profit for the period was $9.7 million, or 14.8% of sales, compared to $8.4 million, or 14.3% of sales, for the same period in 2007.

Selling, general and administrative expenses increased slightly for the first quarter of 2008 to $7.9 million, or 12.2% of net sales, compared to $7.7 million, or 13.0% of net sales, reported during the first quarter of 2007.  The increase was primarily due to increased legal expenses related to Allion Healthcare’s litigation with Oris Medical Systems, Inc., or Oris, of $456,000 for the first quarter of 2008, compared to $170,000 for the first quarter of 2007.

The Company reported a net loss for the period of $1.3 million compared to net income of $185,000 reported during the first quarter of 2007.  Results for the first quarter of 2008 included a $3.9 million pre-tax charge associated with settling the Oris litigation and $456,000 in related legal expenses and, for the first quarter of 2007, included a $599,000 pre-tax impairment charge associated with the termination of the Labtracker license agreement and $170,000 in Oris-related legal expenses (the “Non-recurring Charges”).  Adjusted net income, which excludes the impact of the Non-recurring Charges, more than doubled to $1.5 million from $652,000 in the first quarter of 2007.  An explanation and reconciliation of Net (loss) income under generally accepted accounting principles (GAAP) to Adjusted net income is provided below.

Adjusted earnings per diluted share for the first quarter of 2008, which excludes the impact of the Non-recurring Charges,  would have been $0.09 as compared to the Adjusted earnings per diluted share of $0.04 for the first quarter of 2007. An explanation and reconciliation of Diluted loss per share under GAAP to Adjusted earnings per diluted share is provided below.

Adjusted EBITDA, which excludes the impact of the Non-recurring Charges, increased 63% to $3.1 million for the first quarter of 2008, from $1.9 million for the first quarter of 2007.  An explanation and reconciliation of Net (loss) income under GAAP to EBITDA and adjusted EBITDA are provided below.

“The Company continues to execute well on its operational and strategic plan while delivering solid results,” said Mike Moran, Chairman and Chief Executive Officer of Allion Healthcare.  “Excluding the impact of the Oris litigation settlement, we more than doubled our earnings for the period, which exceeded our expectations.  We are pleased that the Oris litigation is now behind us.  We are also pleased with the performance and effort by all our senior management team and field managers as they continued to execute on our operating plan while the Company completed the Biomed acquisition which closed on April 4, 2008,” added Mr. Moran.

The Company also announced that it is opening a new pharmacy with Lifelong AIDS Alliance, a leading provider of practical support services and advocacy for those with HIV/AIDS in Washington State, where it services over 3,000 clients annually.  Mike Moran added, “We are excited to work with such a quality organization as Lifelong and look forward to developing an enhanced service model for Lifelong’s clients in Washington State.”

Second Quarter Guidance

The Company today provided financial guidance for the second quarter of 2008.  This guidance assumes a 41% effective tax rate and includes the fully diluted effect of the proposed conversion into common of the preferred shares issued with the Biomed acquisition.

Three Months Ending June 30, 2008 (Guidance)
Net sales (millions)	$82.0 – 84.0
Earnings per diluted share	$0.09 – 0.10

Operating Data

	Three Months Ended March 31,
	2008			2007
Distribution Region	Net Sales ($000’s)	Prescriptions	Patient Months (1)	Net Sales ($000’s)	Prescriptions	Patient Months (1)
California (2)	$43,043	174,113	36,633	$37,630	156,288	34,019
New York	20,673	74,414	11,199	19,824	74,118	11,208
Seattle	1,048	5,168	942	975	5,177	969
Florida	494	2,184	290	538	2,448	393

Total	$65,258	255,879	49,064	$58,967	238,031	46,589

(1)  “Patient months” represents a count of the number of months during a period that a patient received at least one prescription. If an individual patient received multiple medications during each month of a three month period, a count of three would be included in patient months irrespective of the number of medications filled in each month.

(2)  In the second quarter of 2007, we identified an error in the reporting of Gardena prescriptions and patient months and corrected the previously reported number of prescriptions of 155,903 and patient months of 34,037 in California for the three month period ended March 31, 2007.

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Conference Call Information

A conference call to discuss the results will be held at 5:00 p.m. ET; on Thursday, May 8, 2008.  To join the call, please dial (913) 312-0863 from the U.S. or abroad. The conference call will also be webcast on Allion Healthcare’s website at www.allionhealthcare.com. To join the webcast, please go to Allion Healthcare’s web site at least 15 minutes prior to the start of the conference call to register, download, and install any necessary audio software.  An audio replay of the conference call will be available from 8:00 p.m. ET on Thursday, May 8, 2008, through 8:00 p.m. ET on Thursday, May 15, 2008, by dialing (719) 457-0820 from the U.S. or abroad and entering confirmation code 8255945. The audio webcast will also be available on the company's website, www.allionhealthcare.com, for one year.  Questions during the live call will be reserved for investment professionals only.

About Allion Healthcare

Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients as well as specialized biopharmaceutical medications and services to chronically ill patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy. Allion Healthcare provides services for the intravenous immunoglobulin, Blood Clotting Factor and other chronic therapies through its Biomed division. Allion Healthcare works closely with physicians, nurses, clinics, AIDS Service Organizations, and with government and private payors to improve clinical outcomes and reduce treatment costs.

Safe Harbor Statement

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the opening of a new pharmacy, development of an enhanced service model, future effective tax rate, and future financial performance. Words such as "look forward," "will," "assume," and similar expressions identify forward-looking statements. Such forward-looking statements represent Allion Healthcare’s expectations and beliefs and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, successful integration of the Biomed acquisition, competitive pressures, demand for Allion Healthcare’s products and services, changes in reimbursement and other changes in customer mix, changes in third party reimbursement rates or Allion Healthcare’s qualification for preferred reimbursement rates in California and New York, changes in government regulations or the interpretation of these regulations, Allion Healthcare’s ability to manage growth successfully, Allion Healthcare’s ability to effectively market its services, receipt of licensing and regulatory approvals, successful identification of acquisitions, and other risks set forth in Item 1A. Risk Factors in Allion Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. You are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Except to the extent required by applicable securities laws, Allion Healthcare undertakes no obligation to update any forward-looking statement contained herein, whether as a result of new information, future events, or otherwise.

Company Contact:                                                                                              Investor Contact:
Allion Healthcare, Inc.                                                                                       The Cockrell Group
Steve Maggio, Interim Chief Financial Officer                                               Rich Cockrell
(631) 870-5106                                                                                                 (404) 942-3369

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ALLION HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	At March 31, 2008	At December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$28,969	$19,557
Short term investments and securities held for sale	—	9,283
Accounts receivable, (net of allowance for doubtful accounts of $136 in 2008 and $149 in 2007)	17,895	18,492
Inventories	8,793	8,179
Prepaid expenses and other current assets	1,449	767
Deferred tax asset	344	344
Total Current assets	57,450	56,622

Property and equipment, net	751	790
Goodwill	41,893	41,893
Intangible assets, net	26,471	27,228
Marketable securities, non-current	2,228	—
Other assets	85	83
Total Assets	$128,878	$126,616

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$16,382	$15,832
Accrued expenses	6,078	2,319
Current portion of capital lease obligations	36	47
Total Current Liabilities	22,496	18,198

Long Term Liabilities:
Deferred tax liability	753	2,212
Other	37	44
Total Liabilities	23,286	20,454

Commitments & Contingencies

Stockholders’ Equity:
Convertible preferred stock, $.001 par value, shares authorized 20,000; issued and outstanding -0- in 2008 and 2007	—	—
Common stock, $.001 par value, shares authorized 80,000; issued and outstanding 16,204 in 2008 and 2007	16	16
Additional paid-in capital	113,333	112,636
Accumulated deficit	(7,757)	(6,487)
Accumulated other comprehensive loss	—	(3)
Total stockholders’ equity	105,592	106,162
Total Liabilities and Stockholders’ Equity	$128,878	$126,616

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ALLION HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three months ended
	March 31,
(in thousands except per share data)	2008	2007

Net sales	$65,258	$58,967
Cost of goods sold	55,604	50,539
Gross profit	9,654	8,428

Operating expenses:
Selling, general and administrative expenses	7,935	7,690
Litigation settlement	3,950	—
Impairment of long-lived asset	—	599
Operating (loss) income	(2,231)	139

Interest income	215	166
(Loss) Income before taxes	(2,016)	305

Income Tax (benefit) provision	(746)	120
Net (loss) income	$(1,270)	$185

Basic (loss) earnings per common share	$(0.08)	$0.01
Diluted (loss) earnings per common share	$(0.08)	$0.01

Basic weighted average of common shares outstanding	16,204	16,204
Diluted weighted average of common shares outstanding	16,204	17,003

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ALLION HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)	Three months ended March 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2008	2007
Net (Loss) Income	$(1,270)	$185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	875	965
Impairment of long-lived asset	—	599
Deferred rent	(7)	(4)
Provision for doubtful accounts	44	50
Non-cash stock compensation expense	59	93
Deferred income taxes	(1,459)	52
Changes in operating assets and liabilities:
Accounts receivable	553	571
Inventories	(614)	(1,471)
Prepaid expenses and other assets	162	188
Accounts payable and accrued expenses	3,578	941
Net cash provided by operating activities	1,921	2,169

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(78)	(20)
Purchases of short term securities	(300)	(18,028)
Sales of short term securities	7,359	16,160
Payments for investment in Oris Medical’s Assets	—	(26)
Payments for acquisition of Whittier	—	(1)
Payments for acquisition of Biomed	(117)	—
Net cash provided by (used in) investing activities	6,864	(1,915)

CASH FLOWS FROM FINANCING ACTIVITIES
Tax benefit from exercise of employee stock options	638	54
Repayment of notes payable and capital leases	(11)	(711)
Net cash provided by (used in) financing activities	627	(657)

NET CASH INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,412	(403)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	19,557	17,062
CASH AND CASH EQUIVALENTS, END OF PERIOD	$28,969	$16,659

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Allion Healthcare, Inc.
Reconciliation of Net (loss) income to Adjusted Net Income, Excluding Litigation Settlement and expense and Impairment of long-lived asset (UNAUDITED)

	Three months ended
(in thousands)	March 31,
	2008	2007
Net (loss) income	$(1,270)	$185
Oris litigation settlement	3,950	-
Oris litigation expense	456	170
Impairment of long-lived asset	-	599
Income Tax adjustment	(1,630)	(302)
Adjusted Net Income	$1,506	$652

Adjusted Net Income excludes the litigation settlement and expenses related to the Oris litigation and the impairment of long-lived asset to reflect comparable year over year Net Income performance and provide investors with supplemental information to assess recurring Net Income performance.

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Allion Healthcare, Inc.
Reconciliation of Diluted EPS and Adjusted Diluted EPS, Excluding Litigation Settlement and expense and Impairment of long-lived asset (UNAUDITED)

	Three months ended
(in thousands except per share data)	March 31,
	2008	2007
Diluted (loss) earnings per common share	$(0.08)	$0.01
Diluted weighted average of common shares outstanding	16,204	17,003

Net (loss) income	$(1,270)	$185
Oris litigation settlement	3,950	-
Oris litigation expense	456	170
Impairment of long-lived asset	-	599
Income Tax adjustment	(1,630)	(302)
Adjusted Net Income	$1,506	$652

Adjusted Diluted earnings per common share	$0.09	$0.04
Diluted weighted average of common shares outstanding	16,995	17,003

Adjusted Diluted EPS excludes the litigation settlement and expenses related to Oris and the impairment of long-lived asset to reflect comparable year over year EPS and provide investors with supplemental information to assess recurring EPS performance.

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Allion Healthcare, Inc.
Reconciliation of Net Income to EBITDA, Excluding Litigation Settlement and expense and Impairment of long-lived asset (UNAUDITED)

	Three months ended
(in thousands)	March 31,
	2008	2007
Net (loss) income	$(1,270)	$185
Income Tax (Benefit) Provision	(746)	120
Interest income	(215)	(166)
Depreciation and amortization	875	965
EBITDA	(1,356)	1,104

Oris litigation settlement	3,950	-
Oris litigation expense	456	170
Impairment of long-lived asset	-	599
Adjusted EBITDA	$3,050	$1,873

EBITDA refers to net income before interest, income tax expense, and depreciation and amortization.  Allion considers EBITDA to be a good indication of the Company's ability to generate cash flow in order to liquidate liabilities and reinvest in the Company.  EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance.  Adjusted EBITDA excludes the litigation settlement and expenses related to the Oris litigation, and the impairment of long-lived assets to reflect comparable year over year EBITDA performance and provide investors with supplemental information to assess recurring EBITDA performance.

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